Exhibit 99.1

NEWS RELEASE	Jeffrey N. Boyer
FOR IMMEDIATE RELEASE	Executive Vice President -
Chief Financial Officer
(972) 409-1581

Christopher J. Holland
Vice President - Finance
(972) 409-1667

Michaels Reports Record First Quarter Earnings

— Net Income Up 41% —

— EPS Climbs 40% to $.42 —

IRVING, Texas — May 26, 2004 — Michaels Stores, Inc. (NYSE: MIK) today reported record earnings for its first quarter ended May 1, 2004. Net income for the quarter was $29.3 million compared to net income of $20.8 million in the same period last year, a 41% increase. Diluted earnings per share for the quarter were $.42 compared to $.30 in the same period last year, a 40% increase. Total sales for the first quarter increased 11% to $725.9 million from $656.4 million for the same period last year. For the quarter, same-store sales were up 6% and operating margins, as a percent of sales, increased 120 basis points to 7.2%.

     Michael Rouleau, President and Chief Executive Officer, said, “We are very pleased with our sales and earnings performance for the first quarter. Our better-than-expected same-store sales were driven, in part, by the implementation of our new perpetual inventory and automated replenishment systems which helped us maintain higher store-level in-stocks versus last year. We were also affected by a more favorable retail environment. During the first quarter, we continued the accelerated clearance markdown program we began in the third quarter of fiscal 2003, resulting in a slight reduction in our gross profit as a percent to sales compared to the first quarter last year. Importantly, solid cost controls in the quarter allowed us to fully leverage our strong sales growth and expand our operating margin to a record first quarter level.”

     Rouleau continued, “We expect another year of record earnings for fiscal 2004. We now expect full year diluted earnings per share to increase 15% to 20% over last year’s $2.54. On a quarterly basis, diluted earnings per share are expected to increase 10% to 15% in the second quarter, 15% to 20% in the third quarter, and 10% to 15% in the fourth quarter. Same-store sales in each of the next three quarters and for the year are expected to increase 3% to 5%. Within the second quarter, we currently expect same-store sales to increase approximately 3% in May and 8% to 10% in June, but to decline 2% to 4% in July due to a shift in the timing of the Fourth of July and related changes in our promotional calendar.”

     The Company also announced that between February 1, 2004, the start of the fiscal year, and May 11, 2004, it has repurchased approximately 500,800 shares of its common stock under its stock repurchase plans at an average price of $48.24 per share. As of May 26, 2004, under certain repurchase plans, the Company is authorized to repurchase approximately 2.4 million additional shares plus any shares that may be repurchased with proceeds from the exercise of options under its General Stock Option Plan.

     A conference call will be held at 4:00 p.m. CT today to discuss first quarter earnings results. Those who wish to participate in the call may do so by dialing 973-633-6740. Any interested party will also have the

8000 BENT BRANCH DRIVE — IRVING, TEXAS 75063
972/409-1300

opportunity to access the call via the Internet at www.michaels.com. To listen to the live call, please go to the website at least fifteen minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available for 30 days after the date of the event. Replay may be accessed at www.michaels.com or by phone at 973-341-3080, PIN 4251247.

     The Company plans to release its May 2004 sales results on Thursday, June 3, 2004 at 6:30 a.m. CT. Any interested party may view the Company’s press release at www.michaels.com.

     Michaels Stores, Inc. is the world’s largest specialty retailer of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator. As of May 26, 2004, the Company owns and operates 819 Michaels stores in 48 states and Canada, 158 Aaron Brothers stores, located primarily on the West Coast, two ReCollections stores in the Dallas/Fort Worth Metroplex, and three wholesale operations.

     Certain statements contained herein which are not historical facts are forward looking statements that involve risks and uncertainties, including, but not limited to, estimation risks, customer demand and trends in the arts and crafts industry, related inventory risks due to shifts in customer demand, the effect of economic conditions, the impact of competitors’ locations or pricing, the availability of acceptable locations for new stores, difficulties with respect to new information system technologies, supply constraints or difficulties, the results of financing efforts, the effectiveness of advertising strategies and other risks detailed in the Company’s Securities and Exchange Commission filings. The Company intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more information becomes available.

     This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).

— Tables Follow —

8000 BENT BRANCH DRIVE — IRVING, TEXAS 75063
972/409-1300

Michaels Stores, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	May 1,	May 3,
	2004	2003
Net sales	$725,852	$656,388
Cost of sales and occupancy expense	465,628	420,548

Gross profit	260,224	235,840
Selling, general, and administrative expense	205,701	194,594
Store pre-opening costs	2,483	1,753

Operating income	52,040	39,493
Interest expense	5,328	5,071
Other (income) and expense, net	(789)	(856)

Income before income taxes	47,501	35,278
Provision for income taxes	18,169	14,464

Net income	$29,332	$20,814

Earnings per common share:
Basic	$0.43	$0.31

Diluted	$0.42	$0.30

Dividends per common share	$0.12	$—

Michaels Stores, Inc.
Consolidated Balance Sheets
(In thousands, except share data)
(Unaudited)

	May 1,	January 31,	May 3,
	2004	2004	2003
ASSETS
Current assets:
Cash and equivalents	$381,352	$341,825	$211,040
Merchandise inventories	906,655	892,923	857,181
Prepaid expenses and other	40,031	29,198	21,574
Deferred and prepaid income taxes	20,990	19,426	20,348

Total current assets	1,349,028	1,283,372	1,110,143

Property and equipment, at cost	825,928	808,230	731,548
Less accumulated depreciation	(434,257)	(420,313)	(368,995)

	391,671	387,917	362,553

Goodwill	115,839	115,839	115,839
Other assets	14,850	14,519	13,907

	130,689	130,358	129,746

Total assets	$1,871,388	$1,801,647	$1,602,442

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$214,454	$172,708	$166,944
Accrued liabilities and other	190,040	194,395	160,162
Income taxes payable	—	2,377	10,160

Total current liabilities	404,494	369,480	337,266

9 1/4% Senior Notes due 2009	200,000	200,000	200,000
Deferred income taxes	28,241	28,241	21,513
Other long-term liabilities	38,184	36,628	31,498

Total long-term liabilities	266,425	264,869	253,011

	670,919	634,349	590,277

Commitments and contingencies
Stockholders’ equity:
Preferred Stock, $0.10 par value, 2,000,000 shares authorized; none issued	—	—	—
Common Stock, $0.10 par value, 150,000,000 shares authorized; shares issued and outstanding of 68,586,669 at May 1, 2004, 67,997,567 at January 31, 2004, and 66,566,841 at May 3, 2003	6,859	6,800	6,657
Additional paid-in capital	510,542	495,910	480,982
Retained earnings	681,477	660,365	523,479
Accumulated other comprehensive income	1,591	4,223	1,047

Total stockholders’ equity	1,200,469	1,167,298	1,012,165

Total liabilities and stockholders’ equity	$1,871,388	$1,801,647	$1,602,442

Michaels Stores, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Quarter Ended
	May 1,	May 3,
	2004	2003
Operating activities:
Net income	$29,332	$20,814
Adjustments:
Depreciation	21,678	19,854
Amortization	98	100
Other	291	283
Changes in assets and liabilities:
Merchandise inventories	(13,732)	(47,763)
Prepaid expenses and other	(10,833)	(2,935)
Deferred income taxes and other	919	297
Accounts payable	41,746	72,180
Income taxes payable	3,588	(12,295)
Accrued liabilities and other	(6,660)	(19,517)

Net change in assets and liabilities	15,028	(10,033)

Net cash provided by operating activities	66,427	31,018

Investing activities:
Additions to property and equipment	(25,834)	(13,746)
Net proceeds from sales of property and equipment	9	5

Net cash used in investing activities	(25,825)	(13,741)

Financing activities:
Proceeds from stock options exercised	14,236	1,257
Repurchase of Common Stock	(7,798)	(25,968)
Cash dividends paid to stockholders	(8,220)	—
Proceeds from issuance of Common Stock and other	707	443

Net cash used in financing activities	(1,075)	(24,268)

Net increase (decrease) in cash and equivalents	39,527	(6,991)
Cash and equivalents at beginning of period	341,825	218,031

Cash and equivalents at end of period	$381,352	$211,040

Michaels Stores, Inc.
Summary of Operating Data
(Unaudited)

	Quarter Ended
	May 1,	May 3,
	2004	2003
Michaels stores (A):
Retail stores open at beginning of period	804	754
Retail stores opened	14	18
Retail stores opened (relocations)	12	5
Retail stores closed	—	(A )
Retail stores closed (relocations)	(12)	(5)

Retail stores open at end of period	818	771

Aaron Brothers stores:
Retail stores open at beginning of period	158	148
Retail stores opened	—	5

Retail stores open at end of period	158	153

ReCollections stores:
Retail stores open at beginning of period	2	—
Retail stores opened	—	—

Retail stores open at end of period	2	—

Star Wholesale stores (A):
Wholesale stores open at beginning of period	3	2
Wholesale stores opened	—	—

Wholesale stores open at end of period	3	2

Total store count at end of period	981	926

Other operating data:
Average inventory per Michaels store (in thousands)	$1,026	$1,059
Comparable store sales increase	6%	2%

(A)	Opening store counts reflect a reclassification of our Los Angeles combination wholesale-retail store from a Michaels store to a Star Wholesale store. Beginning in Fiscal 2004, our Los Angeles wholesale-retail store will be managed as part of our Star Wholesale concept.